Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 10-K of Virginia Commerce Bancorp, Inc. and in the Registration Statements on Form S-8 (Nos. 333-68576, 333-68578, 333-68580 333-108210, 333-109079 and 333-142447) of our report, dated March 12, 2008, relating to the consolidated balance sheets of Virginia Commerce Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2007, 2006 and 2005.

/s/ Yount, Hyde & Barbour, PC

Winchester, Virginia
March 13, 2008